PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 24, 2008)	Registration No. 333-153203

MAUI LAND & PINEAPPLE COMPANY, INC.

1,432,836 Shares of Common Stock

This prospectus supplement supplements information contained in that certain prospectus dated October 24, 2008 of Maui Land & Pineapple Company, Inc., or the Company, relating to the offer and sale from time to time of up to 1,432,836 shares of the Company’s common stock issuable upon conversion of senior secured convertible notes, or the convertible notes, held by certain selling stockholders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders, based on their ownership of the convertible notes, that may be offered pursuant to the prospectus:

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Interlachen Convertible Investments Limited (4)	304,477	304,477	0

Echelon Partners LP (5)	71,642	71,462	0

(4)

Interlachen Convertible Investments Limited is an affiliate of a registered broker-dealer. Investcorp Investment Advisors Limited (“IIAL”), a manager of Investcorp Interlachen Multi-Strategy Master Fund Limited, and an SEC registered investment advisor, is under common control with N.A. Investcorp LLC (“NAI”), an NASD member broker dealer who is not participating in the sale of the shares of the selling stockholders. No disclosure is made with respect to related persons of IIAL or NAI. Interlachen Convertible Investments Limited has represented to us that the securities held by it were purchased in the ordinary course of business and that at the time of purchase of the securities held by it, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by it. Interlachen Capital Group LP is the trading manager of Interlachen Convertible Investments Limited and has voting and investment discretion over securities held by Interlachen Convertible Investments Limited. Andrew Fraley and Jonathan Havice, as the managing members of the general partner of Interlachen Capital Group LP, have shared voting control and investment discretion over securities held by Interlachen Convertible Investments Limited. Andrew Fraley and Jonathan Havice disclaim beneficial ownership of the securities held by Interlachen Convertible Investments Limited. On June 8, 2009, Interlachen Convertible Investments Limited assigned to Echelon Partners LP an aggregate of $2,000,000 in principal amount of the convertible note issued by the Company to Interlachen Convertible Investments Limited on July 28, 2008 in the original principal amount of $10,500,000. After such assignment, Interlachen Convertible Investments Limited continues to hold $8,500,000 in principal amount of convertible notes.

(5)

Echelon Partners, L.P. is a private investment limited partnership privately offering and selling limited partnership interests pursuant to a Confidential Private Placement Memorandum and pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, provided for in Section 4(2) and/or Rule 506 of Regulation D under the Securities Act. The Partnership was organized as a Washington limited partnership on February 24, 2006 by its general partner, Echelon Capital, LLC. Echelon Partners L.P. has represented to us that the securities held by it were purchased in the ordinary course of business and that at the time of purchase of the securities held by it, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by it. Summit Capital Management LLC, an SEC registered investment advisor, is the investment manager of Echelon Partners L.P. and has voting and investment discretion over securities held by Echelon Partners L.P. Summit Capital Management LLC is a wholly owned subsidiary of Summit Capital Group LLC. Robert J. Martin is managing member of the general partner of Echelon Partners L.P. and has voting control and investment discretion over securities held by Echelon Partners L.P. Robert J. Martin disclaims beneficial ownership of the securities held by Echelon Partners L.P. On June 8, 2009, Interlachen Convertible Investments Limited assigned to Echelon Partners L.P. an aggregate of $2,000,000 in principal amount of convertible notes. See footnote 4 immediately above. On June 8, 2009, Interlachen Convertible Investments Limited assigned to Echelon Partners LP an aggregate of $2,000,000 in principal amount of convertible notes. See footnote 4 immediately above.

All information in this prospectus supplement is as of June 19, 2009.

The date of this prospectus supplement is June 19, 2009.